Hennessy Advisors, Inc. Announces Quarterly Dividend and Second Quarter Earnings of $0.04 Per Share

NOVATO, Calif., May 3, 2012 /PRNewswire/ -- The Board of Directors of Hennessy Advisors, Inc. (OTCBB: HNNA) today declared a quarterly dividend of $0.03125 per share to be paid on June 8, 2012 to shareholders of record as of May 18, 2012. The company also announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.04 for the second quarter, which ended March 31, 2012. Average assets decreased by 12%, causing a corresponding dip in revenue, as well as a decrease in net income and earnings per share versus the prior comparable period.

"Hennessy Advisors has remained profitable for the second quarter of the fiscal year and our cash position has grown, allowing the Board of Directors to once again confidently vote to pay the quarterly dividend to our shareholders," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "With positive market momentum over the past two quarters, I remain very optimistic that our economy is in a solid and sustainable recovery and that investor confidence will continue to rise," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Second Quarter	Mar. 31, 2012	Mar. 31, 2011	$ Change	% Change
Total Revenue	$ 1,729,353	$ 1,979,120	$ (249,767)	-12.6%
Net Income	$ 246,049	$ 331,473	$ (85,424)	-25.8%
Earnings per share (diluted)	$ 0.04	$ 0.06	$ (0.02)	-33.3%
Weighted Average number of
shares outstanding (diluted)	5,703,509	5,699,491	4,018	0.1%
Mutual Fund Average Assets
Under Management	$ 809,465,615	$ 923,393,589	$ (113,927,974)	-12.3%

At Period Ending Date	Mar. 31, 2012	Mar. 31, 2011	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 814,943,681	$ 915,830,325	$ (100,886,644)	-11.0%
Retained Earnings	$ 15,535,371	$ 15,132,068	$ 403,303	2.7%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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CONTACT: Tania Kelley of Hennessy Advisors, Inc., 1-800-966-4354, +1-415-899-1555